Filed Pursuant to Rule 424(b)(3)

Registration No. 333-299239

Prospectus

TOP FINANCIAL GROUP LIMITED

Up to 98,179,613 Class A Ordinary Shares

This prospectus is related to the resale, from time to time, by the selling shareholders identified in this prospectus (the “Selling Shareholders”), of up to an aggregate of 98,179,613 Class A ordinary shares of a par value of $0.005 each (the “Class A Ordinary Shares”), of TOP Financial Group Limited (“TOP”, “TFGL”, the “Company”, “we”, “our”, “us”), consisting of (i) 42,886,245 Class A Ordinary Shares issued to the Selling Shareholders at the closings of a private placement pursuant to a securities purchase agreement dated March 25, 2026, as supplemented on May 5, 2026 (the “Securities Purchase Agreement”), as part of units, with each unit consisting of one Class A Ordinary Share and two warrants, each warrant entitling the holder to purchase one Class A Ordinary Share, as amended on July 19, 2026 (the “Warrants”), and (ii) 55,293,368 Class A Ordinary Shares issued to the Selling Shareholders upon the exercise of the Warrants. The foregoing share amounts are presented on an as-adjusted basis following the August 3, 2026, effectiveness of the 5-for-1 reverse share split. The private placement was conducted in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Regulation S thereunder. As of the date of this prospectus, all of the Warrants have been exercised and no Warrants remain outstanding. The private placement and the Warrants are further described below under “Prospectus Summary – Recent Developments – The March 2026 Private Placement” on page 6 of this prospectus.

The Selling Shareholders are identified in the table under “Selling Shareholders” commencing on page 25 of this prospectus. No Class A Ordinary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders. All net proceeds from the sale of the Class A Ordinary Shares covered by this prospectus will go to the Selling Shareholders. See “Use of Proceeds.” Information regarding the Selling Shareholders, the amounts of Class A Ordinary Shares that may be sold by it, and the times and manner in which it may offer and sell the Class A Ordinary Shares under this prospectus is provided under the sections titled “Selling Shareholder” and “Plan of Distribution,” respectively, in this prospectus. We do not know when or in what amount the Selling Shareholders may offer the Class A Ordinary Shares for sale. The Selling Shareholders may sell any, all, or none of the Class A Ordinary Shares offered by this prospectus.

Our authorized share capital is a dual class structure consisting of Class A Ordinary Shares and class B ordinary shares of a par value of US$0.005 each (“Class B Ordinary Shares”). Holders of Class A Ordinary Shares and Class B Ordinary Shares shall vote together as one class on all resolutions of the shareholders and have the same rights except each Class A Ordinary Share shall entitle its holder to one (1) vote and each Class B Ordinary Share shall entitle its holder to twenty (50) votes. Each Class A Ordinary Share is convertible into one Class B Ordinary Share upon the passing of a resolution of the directors or an ordinary resolution of the shareholders, provided that any conversion of more than 10,000,000 Class A Ordinary Shares requires approval by an ordinary resolution of the shareholders. Class B Ordinary Shares are not convertible into Class A Ordinary Shares. Except for the voting and conversion rights described above, the Class A Ordinary Shares and the Class B Ordinary Shares rank pari passu and have the same rights, preferences, privileges and restrictions.

Our Class A Ordinary Shares are currently traded on the Nasdaq Capital Market, or Nasdaq, under the symbol “TOP”. On September 30, 2026, the last reported sale price of our Class A Ordinary Shares on Nasdaq was $14.99.

Investors are cautioned that you are not buying shares of a Hong Kong-based operating company but instead are buying shares of a Cayman Islands holding company with operations conducted by our subsidiaries based in Hong Kong and that this structure involves unique risks to investors.

The securities being registered hereunder are those of the Cayman Islands holding company. We conduct our business through our Operating Subsidiaries that primarily conduct operations in Hong Kong.

TOP Financial Group Limited, or TFGL is not a Hong Kong operating company, but a holding company incorporated in the Cayman Islands with no material operations of its own. Our Operating Subsidiaries (as defined below) primarily conduct business operations in Hong Kong. This structure involves unique risks to investors. See “Prospectus Summary -- Corporate History and Structure.” References to the “Company,” “we,” “us,” and “our” in the prospectus are to TFGL, the Cayman Islands exempted company that issues the Class A Ordinary Shares being offered. References to “Operating Subsidiaries” are to WIN100 TECH Limited, WIN100 WEALTH LIMITED, Winrich Finance Limited, Zhong Yang Capital Limited and Zhong Yang Securities Limited, our operating subsidiaries as of the date of this prospectus. Investors in this offering will not directly hold equity interests in the Operating Subsidiaries. The Chinese regulatory authorities could disallow this structure, which would likely result in a material change in the operations and/or a material change in the value of the securities we are registering for sale, including that it could cause the value of our securities to significantly decline or become worthless. See “Risk Factors—Risks Related to Doing Business in the Jurisdictions in which the Operating Subsidiaries Operate” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, filed with the SEC on July 7, 2026 (the “2026 Annual Report”).

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See Risk Factors being incorporated by reference in our 2026 Annual Report and beginning on page 45 to read about factors you should consider before buying our Class A Ordinary Shares.

We are aware that, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

For example, on June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China”, or “PRC Personal Information Protection Law”, which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of China that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by related laws and administrative regulations.

On December 28, 2021, the CAC jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the “Trial Measures,” and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

As advised by Guangdong Wesley Law Firm, our counsel with respect to certain PRC legal matters, in connection with our issuance of securities to foreign investors, under current PRC laws, regulations and regulatory rules, as of the date of this prospectus, we are not currently required to obtain permissions from or complete any filing with the CSRC, or required to go through cybersecurity review by the CAC, given that (1) our Operating Subsidiaries are incorporated in Hong Kong or the British Virgin Islands and are located in and primarily conduct business operations in Hong Kong, (2) we have no subsidiary, VIE structure nor any direct operations in mainland China, and (3) pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong). In addition, we have not been asked to obtain such permissions or to complete any filing by any PRC authority or received any denial to do so. However, the PRC government has recently indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment by issuers like us. There remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities.

If (i) we inadvertently conclude that certain regulatory permissions and approvals are not required or (ii) applicable laws, regulations, or interpretations change in a way that requires us to complete such filings or obtain such approvals in the future, and (iii) we are required to obtain such permissions or approvals in the future, but fail to receive or maintain such permissions or approvals, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on us, limit the operations, limit our ability to pay dividends outside of China, limit our ability to list on stock exchanges outside of China or offer our securities to foreign investors or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, may impact the company’s ability to conduct its business, accept foreign investments, or list on a U.S. or other foreign exchange, may hinder our ability to offer or continue to offer securities to investors and may cause the value of our securities to significantly decline or be worthless.

Additionally, due to long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. We are also subject to the risks of uncertainty about any future actions the Chinese government or authorities in Hong Kong may take in this regard.

The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time. Such governmental actions could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and may cause the value of our securities to significantly decline or be worthless.

The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit the company’s shares from being traded on a national securities exchange or in the over the counter trading market in the United States. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which took effect on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, PCAOB announced the PCAOB HFCA Act determinations (the “PCAOB determinations”) relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China of the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. The SOP Agreement remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the SOP Agreement disclosed by the SEC, the PCAOB shall have sole discretion to select any audit firms for inspection or investigation and the PCAOB inspectors and investigators shall have a right to see all audit documentation without redaction. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary.

YCM CPA INC., the independent registered public accounting firm that issues the audit report for the fiscal years ended March 31, 2026 and 2025 included in this prospectus, is currently subject to PCAOB inspections and the PCAOB is thus able to inspect YCM CPA INC. YCM CPA INC. is headquartered in Irvine, California and has been inspected by the PCAOB. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators or the SEC or Nasdaq applies additional and more stringent criteria, and if PCAOB determines that it is not able to inspect YCM CPA INC. at such future time, Nasdaq may delist our Ordinary Shares and the value of our Ordinary Shares may significantly decline or become worthless. See “Risk Factors — Risks Relating to Our Ordinary Shares— Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for two consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our 2026 Annual Report.

Our management monitors the cash position of each entity within our organization regularly and prepares budgets on a monthly basis to ensure each entity has the necessary funds to fulfill its obligation for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our Chief Financial Officer and subject to approval by our board of directors, we will enter into an intercompany loan for the subsidiary.

For TFGL to transfer cash to its subsidiaries, TFGL is permitted under the laws of the Cayman Islands and its memorandum and articles of association to provide funding to our subsidiaries incorporated in the British Virgin Islands and Hong Kong through loans or capital contributions without restrictions on the amount of the funds. TFGL’s subsidiaries formed under the laws of the British Virgin Islands are permitted under the laws of the British Virgin Islands to provide funding to their respective subsidiaries formed in Hong Kong through loans or capital contributions without restrictions on the amount of the funds.

For the subsidiaries to transfer cash to TFGL, according to the BVI Business Companies Act, Revised Edition 2020, a British Virgin Islands business company may make dividends distribution to the extent that immediately after the distribution, such company’s assets exceed its liabilities and that such company is able to pay its debts as they fall due. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. Other than the above, we did not adopt or maintain any cash management policies and procedures as of the date of this prospectus.

The following describes the dividends and distributions made by our subsidiaries. TFGL has not made any dividends or distributions to U.S. investors as of the date of this prospectus.

On March 24, 2020, ZYSL and ZYCL declared interim cash dividends of HK$3.9 million (approximately US$0.5 million) and HK$1.5 million (approximately US$0.2 million), respectively, to the then sole shareholder, i.e. the Predecessor Parent Company, Zhong Yang Holdings Limited. As of March 31, 2020, the dividend declared by ZYCL has been fully settled by directly deducting the dividend amount from the amount due from Zhong Yang Holdings Limited, and the dividend declared by ZYSL was recorded as dividend payable. On June 19, 2020, ZYSL settled such dividend payable in cash.

On November 25, 2020, ZYSL declared an interim cash dividend of HK$24.8 million (equivalent to $3.2 million) to its sole shareholder ZYSL (BVI), following which event ZYSL (BVI) declared an interim cash dividend to its sole shareholder, TFGL, and TFGL declared an interim cash dividend to its shareholders for the same amount on the same day. None of the shareholders of TFGL at the time was a U.S. person. Without any withholding tax levied on dividends in Hong Kong, British Virgin Islands, and Cayman Islands, the interim cash dividends were settled with the shareholders in cash on November 25, 2020.

On January 19, 2021, ZYSL declared an interim cash dividend of HK$11.6 million (equivalent to US$1.5 million) to the then sole shareholder, the Predecessor Parent Company. The dividend was settled with the Predecessor Parent Company in cash in three installments of US$0.5 million each on January 19, 2021, January 20, 2021 and March 3, 2021.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. The laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash from TFGL to ZYSL or ZYCL or from ZYSL or ZYCL to TFGL. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on any foreign exchange to transfer cash between TFGL and its subsidiaries, across borders and to U.S. investors, nor there is any restrictions and limitations to distribute earnings from the subsidiaries, to TFGL and U.S. investors and amounts owed. However, there is no assurance the PRC government will not intervene in or impose restrictions on the ability of us or our subsidiaries to transfer cash or assets.

For TFGL to make dividends to its shareholders, subject to the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and our fourth amended and restated memorandum and articles of association adopted by a special resolution passed on May 27, 2026 and made effective on August 3, 2026, which we refer to as the “Fourth Amended and Restated Memorandum and Articles of Association,” our board of directors may authorize and declare a dividend to shareholders from time to time out of the profits from the Company, realized or unrealized, or out of the share premium account, provided that the Company will remain solvent, meaning the Company is able to pay its debts as they come due in the ordinary course of business. There is no further Cayman Islands statutory restriction on the amount of funds which may be distributed by us in the form of dividends.

We do not have any present plan to declare or pay any dividends on our Class A Ordinary Shares or distribute earnings in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments, in our Fourth Amended and Restated Memorandum and Articles of Association and in the Companies Act.

During the years ended March 31, 2026 and 2025, cash transfers and/or transfers of other assets between our Company and our subsidiaries were as follows:

No.	Transfer From	Transfer To	Amount (US$)	Date	Purpose
1	TFGL	WIN100 WEALTH	$1,000,000	February 14, 2023	Intra-company loan
2	TFGL	ZYSL	$3,000,000	March 10, 2023	Capital injection
3	TFGL	WIN100 WEALTH	$5,000,000	April 18, 2023	Intra-company loan
4	TFGL	WINRICH	$1,180,772	September 6, 2023	Intra-company loan
5	TFGL	WIN100 WEALTH	$1,000,000	December 7, 2023	Intra-company loan
6	TFGL	WIN100 WEALTH	$2,000,000	February 29, 2024	Intra-company loan
7	TFGL	WIN100 WEALTH	$2,000,000	March 1, 2024	Intra-company loan
8	TFGL	WIN100 WEALTH	$2,500,000	April 18, 2024	Intra-company loan
9	TFGL	WINRICH	$3,000,000	September 23, 2024	Intra-company loan
10	TFGL	TOP FINANCIAL PTE	$300,000	November 26, 2024	Capital Injection
11	TFGL	TOP FINANCIAL PTE	$400,000	January 22, 2025	Capital Injection
12	TFGL	TOP ASSET MGT PTE	$500,000	March 19, 2025	Capital Injection
13	TFGL	TOP FINANCIAL PTE	$850,000	June 27, 2025	Capital Injection
14	TFGL	TOP FINANCIAL PTE	$800,000	September 29, 2025	Capital Injection
15	TFGL	TOP ASSET MGT PTE	$550,000	November 25, 2025	Capital Injection
16	TFGL	TOP ASSET MGT PTE	$231,392	November 28, 2025	Capital Injection

We do not plan to settle the intra-company loans owed between the company and the subsidiaries. As of the date of this prospectus, the outstanding balances totaled $24.31 million.

See “Prospectus Summary – Transfers of Cash between Our Company and Our Subsidiaries” in this prospectus. See also “Financial Information – A. Consolidated Statements and Other Financial Information – Dividend Policy” and “Risk Factors — Risks Relating to our Corporate Structure – We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business”, our audited consolidated financial statements for the fiscal years ended March 31, 2026 and 2025 in our 2026 Annual Report incorporated in this prospectus by reference.

We are an “emerging growth company” as defined under federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” and “Implications of Being a Foreign Private Issuer” on page 9 for additional information.

Neither the Securities and Exchange Commission, the Cayman Islands Monetary Authority, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 8, 2026

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the U.S. Securities and Exchange Commission (the “SEC”). As permitted by the rules and regulations of the SEC, the registration statement filed by us includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at the SEC’s website described below under the heading “Where You Can Find Additional Information.”

You should rely only on the information that is contained in this prospectus or that is incorporated by reference into this prospectus. We have not authorized anyone to provide you with information that is in addition to or different from what is contained in, or incorporated by reference into, this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated herein by reference as exhibits to the registration statement, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find Additional Information.”

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you and which we have filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is not an offer to sell the Class A Ordinary Shares in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for our Class A Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Commonly Used Defined Terms

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“Asian investors” refers to the Asian population around the globe.

●	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan;

●	“Controlling Shareholder” refers to Zhong Yang Holdings (BVI) Limited;

●	“HK$” or “Hong Kong dollars” refers to the legal currency of Hong Kong;

●	“HKSFC” refers to the Securities and Futures Commission of Hong Kong;

●	“HKSFO” refers to the Securities and Futures Ordinance (Cap. 571) of Hong Kong;

●	“Hong Kong” refers to Hong Kong Special Administrative Region of the People’s Republic of China;

●	“Operating Subsidiaries” refers to WIN100 TECH, WIN100 WEALTH, Winrich, ZYCL and ZYSL;

●	“Predecessor Parent Company” or “ZYHL” refers to Zhong Yang Holdings Limited, a company with limited liability under the laws of Hong Kong.

●	“PLUMP” refers to Plump Investment Limited, a company incorporated under the laws of British Virgin Islands.

●	“SEC” refers to the United States Securities and Exchange Commission;

●	“SEHK” refers to the Stock Exchange of Hong Kong Limited;

●	“Strategic Power” refers to Strategic Power Limited, a company incorporated under the laws of British Virgin Islands.

●	“TFGL”, the “Company”, “we,” “us,” or “our” refers to TOP Financial Group Limited, a Cayman Islands exempted company;

●	“TOP 500” refers to TOP 500 SEC PTY LTD, a company formed under the laws of Australia;

●	“TOP AI” refers to TOP AI INC., a company incorporated under the laws of the State of Texas;

●	“TOP ASSET MANAGEMENT” refers to TOP ASSET MANAGEMENT PTE. LTD., a company formed under the laws of Singapore;

●	“TOP FINANCIAL” refers to TOP FINANCIAL PTE. LTD., a company formed under the laws of Singapore;

●	“TOP Global” refers to TOP Global INC., a company incorporated under the laws of the State of Delaware;

●	“TOP SOLAR” refers to TOP Solar Fund SPC, a company incorporated under the laws of Cayman Islands.

●	“TOP US” refers to TOP US Limited, a company incorporated under the laws of the British Virgin Islands;

●	“TOP WEALTH” refers to TOP Wealth Management Limited, a company with limited liability under the laws of Hong Kong

●	“TRIUMPH” refers to Triumph Capital Limited, a company incorporated under the laws of British Virgin Islands.

●	“US$” or “U.S. dollars” refers to the legal currency of the United States;

●	“WIN100 MANAGEMENT” refers to WIN100 Management Limited, a company incorporated under the laws of the British Virgin Islands;

●	“WIN100 TECH” refers to WIN100 TECH Limited, a company incorporated under the laws of British Virgin Islands.

●	“WIN100 WEALTH” refers to WIN100 WEALTH LIMITED, a company incorporated under the laws of the British Virgin Islands;

●	“Winrich” refers to Winrich Finance Limited, a company with limited liability under the laws of Hong Kong;

●	“WINRICH TRUST” refers to Winrich Trust Limited, a company with limited liability under the laws of Hong Kong.

●	“ZYAL (BVI)” refers to ZYAL (BVI) Limited, a company incorporated under the laws of British Virgin Islands.

●	“ZYCL” refers to Zhong Yang Capital Limited, a company with limited liability under the laws of Hong Kong.

●	“ZYCL (BVI)” refers to ZYCL (BVI) Limited, a company incorporated under the laws of British Virgin Islands.

●	“ZYFL (BVI)” refers to ZYFL (BVI) Limited, a company incorporated under the laws of the British Virgin Islands;

●	“ZYFSL” refers to Zhong Yang Financial Services Limited, a company with limited liability under the laws of Hong Kong.

●	“ZYIL (BVI)” refers to ZYIL (BVI) Limited, a company incorporated under the laws of the British Virgin Islands;

●	“ZYNL (BVI)” refers to ZYNL (BVI) Limited, a company incorporated under the laws of British Virgin Islands.

●	“ZYPL (BVI)” refers to ZYPL (BVI) Limited, a company incorporated under the laws of British Virgin Islands.

●	“ZYSL” refers to Zhong Yang Securities Limited, a company with limited liability under the laws of Hong Kong.

●	“ZYSL (BVI)” refers to ZYSL (BVI) Limited, a company incorporated under the laws of British Virgin Islands.

●	“ZYTL (BVI)” refers to ZYTL (BVI) Limited, a company incorporated under the laws of British Virgin Islands.

●	“ZYXL (BVI)” refers to ZYXL (BVI) Limited, a company incorporated under the laws of British Virgin Islands.

We obtained the industry and market data used in this prospectus or any document incorporated by reference from industry publications, research, surveys and studies conducted by third parties and our own internal estimates based on our management’s knowledge and experience in the markets in which we operate. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our securities, discussed under “Risk Factors” before deciding whether to buy our securities.

Overview

We established ZYSL as a company with limited liability under the laws of Hong Kong and commenced our securities and futures brokerage business after obtaining licenses from the HKSFC on March 4, 2016 and October 18, 2016, respectively. To expand our services into asset management services, we obtained the relevant HKSFC licenses in February 2018 through our subsidiary, ZYCL.

On March 26, 2020, we carried out a series of transactions to reorganize the legal structure of the Company. As part of the reorganization, Zhong Yang Financial Group Limited (“TFGL”) was formed under the laws of the Cayman Islands and two wholly-owned subsidiaries of TFGL, ZYSL (BVI) Limited (“ZYSL (BVI)”) and ZYCL (BVI) Limited (“ZYCL (BVI)”) were formed under the laws of the British Virgin Islands. With the approval obtained from HKSFC, the ownership interests in ZYSL and ZYCL were transferred from Zhong Yang Holdings Limited to ZYSL (BVI) and ZYCL (BVI), respectively on March 26, 2020.

In support of our plan to expand our securities and futures brokerage services to additional foreign exchanges, two new investment holding companies, namely ZYAL (BVI) Limited (“ZYAL (BVI)”) and ZYNL (BVI) Limited (“ZYNL (BVI)”), were established, under the laws of the British Virgin Islands on January 7, 2021 and January 20, 2021, respectively. ZYNL (BVI) aims at providing financial services including trust services, investor relations and marketing, and corporation and fund consultancy through acquisition of or obtain of corresponding license. ZYNL (BVI) is actively seeking suitable acquisition targets in order to obtain the relevant licenses. As of the date of this prospectus, ZYNL (BVI) does not engage in any material operation.

Furthermore, on January 12, 2021, we incorporated an IT company, namely ZYTL (BVI) Limited (“ZYTL (BVI)”), under the laws of the British Virgin Islands for the purpose of strengthening our online trading platform by either the potential acquisition of a software development company or by independent development. ZYTL (BVI) does not engage in any material operation as of the date of this prospectus.

On May 14, 2021, we incorporated WIN100 TECH under the laws of the British Virgin Islands. WIN100 TECH is a Fintech development and IT support company. It provides trading solutions for clients trading on the world’s major derivatives and stock exchanges.

On September 9, 2021, the sole shareholder of the Company surrendered 20,000,000 Class A Ordinary Shares of US$0.001 par value each for no consideration. In addition, on September 9, 2021, the sole shareholder of the Company approved and effected an increase of the Company’s authorized share capital from US$50,000, divided into 50,000,000 Class A Ordinary Shares of a par value of US$0.001 per share, to US$150,000, divided into 150,000,000 Class A Ordinary Shares of a par value of US$0.001 per share. All references to Class A Ordinary Shares, share data, per share data, and related information have been retroactively adjusted, where applicable, in this prospectus to reflect the surrender of Class A Ordinary Shares by the sole shareholder and the increase of our authorized Class A Ordinary Shares as if these events had occurred at the beginning of the earliest period presented.

On June 3, 2022, the Company completed its initial public offering on the Nasdaq Stock Market LLC (“NASDAQ”). In this offering, 5,000,000 Class A Ordinary Shares were issued at a price of US$5.00 per share. The gross proceeds received from the initial public offering totaled US$25 million. The Offering closed on June 3, 2022 and the Class A Ordinary Shares began trading on June 1, 2022 on The Nasdaq Capital Market under the ticker symbol “TOP.”

Effective July 13, 2022, the Company changed its name from “Zhong Yang Financial Group Limited” to “TOP Financial Group Limited”.

On July 14, 2022, we incorporated ZYXL (BVI) Limited (“ZYXL (BVI)”) and ZYPL (BVI) Limited (“ZYPL (BVI)”) under the laws of the British Virgin Islands. Each of ZYXL (BVI) and ZYPL (BVI) is a holding company and does not engage in any material operation.

On November 11, 2022, we incorporated ZYFL (BVI) Limited (“ZYFL (BVI)”) and ZYIL (BVI) Limited (“ZYIL (BVI)”) under the laws of the British Virgin Islands. Each of ZYFL (BVI) and ZYIL (BVI) is a holding company and does not engage in any material operation.

On November 28, 2022, ZYPL (BVI) incorporated TOP Financial Pte. Ltd. under the laws of Singapore.

On November 28, 2022, ZYXL (BVI) incorporated TOP Asset Management Pte. Ltd. under the laws of Singapore.

On February 9, 2023, ZYIL (BVI) completed an acquisition of WIN100 WEALTH a company formed under the laws of the British Virgin Islands, at a purchase price of $10,000 in exchange for 100% of the equity interest in WIN100 WEALTH, pursuant to a Share Purchase Agreement dated February 9, 2023 by and among the Company, ZYIL (BVI), WIN100 WEALTH and the sole shareholder of WIN100 WEALTH. The sole shareholder of WIN100 WEALTH is Junli Yang, the Chairwoman of the Board of Directors of the Company. The Agreement was negotiated at arm’s length and was approved by the Board of Directors of the Company.

On April 12, 2023, ZYAL (BVI) completed an acquisition of TOP 500 SEC PTY LTD (“TOP 500”), a company formed under the laws of Australia that owns an Australian Financial Services License (AFSL: 328866), at a purchase price of $700,000 in exchange for 100% of the equity interest in TOP 500, pursuant to a Share Purchase Agreement dated August 31, 2022 by and among the Company, ZYAL (BVI), TOP 500 and the sole shareholder of TOP 500. The sole shareholder of TOP 500 is a company controlled by Junli Yang, the Chairwoman of the Board of Directors of the Company. The Agreement was negotiated at arm’s length and was approved by the Board of Directors of the Company.

On December 20, 2023, the Company held an annual shareholders meeting. As approved by the shareholders, the authorized share capital was increased from US$150,000.00 divided into 150,000,000 shares of a nominal or par value of US$0.001 each to US$1,000,000.00 divided into 1,000,000,000 shares of a nominal or par value of US$0.001 each, and the Board of Directors was authorized to, at its discretion without further approval of the shareholders, to adopt a dual-class share capital structure to (i) re-classify all ordinary shares issued and outstanding into class A ordinary shares with a par value of US$0.001 each with one (1) vote per share and with other rights attached to it in the Second Amended and Restated Memorandum and Articles of Association on a one for one basis; (ii) re-designate 10,000,000 authorized but unissued ordinary shares into 10,000,000 class B ordinary shares with a par value of US$0.001 each with fifty (50) votes per share and with other rights attached to it in the Second Amended and Restated Memorandum and Articles of Association on a one for one basis; and (iii) re-designate the remaining authorized but unissued ordinary shares into class A ordinary shares on a one for one basis.

On June 11, 2025, Zhong Yang Holdings (BVI) Limited transferred 10,000,000 class A ordinary shares to Ms. Junli Yang. On June 24, 2025, the Company held its annual shareholders meeting. All proposals submitted to the shareholders were approved, including (i) the re-designation of 90,000,000 authorized but unissued class A ordinary shares into 90,000,000 class B ordinary shares, resulting in a change to the composition of the Company’s authorized share capital from 990,000,000 class A ordinary shares and 10,000,000 class B ordinary shares to 900,000,000 class A ordinary shares and 100,000,000 class B ordinary shares; (ii) the adoption of the Second Amended and Restated Memorandum and Articles of Association of the Company to reflect changes relating to the share capital structure, including (a) the inclusion of new provisions permitting the conversion of class A ordinary shares into class B ordinary shares, subject to approval thresholds (including a shareholder vote for conversions exceeding 10 million shares), (b) the clarification that such conversions do not constitute a variation of class rights, (c) the confirmation that class B ordinary shares are not convertible into class A ordinary shares; and (iii) the approval of the conversion of 10,000,000 class A ordinary shares held by Ms. Junli Yang into 10,000,000 class B ordinary shares. On July 15, 2025, Ms. Yang converted all 10,000,000 class A ordinary shares into 10,000,000 class B ordinary shares. Each class B ordinary share is entitled to fifty (50) votes, whereas each class A ordinary share is entitled to one (1) vote. As a result of this conversion, Ms. Yang now holds all of the issued and outstanding class B ordinary shares, representing 45.10% of the total voting power of our company as of the date of this prospectus. Ms. Yang is also the beneficial owner of the 20,000,000 class A ordinary shares held by Zhong Yang Holdings (BVI) Limited. As a result, Ms. Yang has 54.49% of the total voting power of our company as of the date of this prospectus.

On July 9, 2025, the Company and ZYNL (BVI) entered into a share purchase agreement with Zhong Yang Financial Services Limited and the sole shareholder of Zhong Yang Financial Services Limited, or ZYHL, pursuant to which ZYHL agreed to sell, convey, assign, transfer and deliver to ZYNL (BVI), and ZYNL (BVI) agreed to purchase from ZYHL, 100% of the equity interest in Zhong Yang Financial Services Limited for a total purchase price of HKD500,000 (approximately USD63,750). ZYHL is a company incorporated under the laws of Hong Kong, of which a family member of Ms. Junli Yang, the Chairwoman of the Board of Directors of the Company, and Ms. Yung Yung Lo, the Chief Financial Officer of the Company, hold 71.50% and 8.30% equity interest, respectively.

On June 11, 2026, the Company incorporated TOP US under the laws of the British Virgin Islands.

On July 2, 2026, TOP US incorporated TOP Global under the laws of the State of Delaware.

On July 13, 2026, TOP Global incorporated TOP AI under the laws of the State of Texas.

Corporate History and Structure

The following diagram illustrates our corporate structure:

Our Subsidiaries and Business Functions

ZYSL (BVI) was formed as the investment holding company of ZYSL under the laws of the British Virgin Islands on August 29, 2019 as part of the reorganization. It does not engage in any material operation. It is a direct subsidiary of TFGL.

ZYCL (BVI) was formed as the investment holding company of ZYCL under the laws of the British Virgin Islands on August 29, 2019 as part of the reorganization. It does not engage in any material operation. It is a direct subsidiary of TFGL.

ZYAL (BVI) was formed under the laws of the British Virgin Islands on January 7, 2021. It is a holding company and does not engage in any material operation. It is a direct subsidiary of TFGL.

ZYTL (BVI) was formed under the laws of the British Virgin Islands on January 12, 2021. It is a holding company and does not engage in any material operation. It is a direct subsidiary of TFGL.

ZYNL (BVI) was formed under the laws of the British Virgin Islands on January 20, 2021. It is a holding company and does not engage in any material operation. It is a direct subsidiary of TFGL.

ZYPL (BVI) and ZYXL (BVI) were formed under the laws of the British Virgin Islands on July 14, 2022. Each of ZYPL (BVI) and ZYXL (BVI) is a holding company and does not engage in any material operation and each is a direct subsidiary of TFGL.

ZYFL (BVI) and ZYIL (BVI) were formed under the laws of the British Virgin Islands on November 11, 2022. Each of ZYFL (BVI) and ZYIL (BVI) is a holding company and does not engage in any material operation and each is a direct subsidiary of TFGL.

ZYSL was formed in accordance with laws and regulations of Hong Kong on April 22, 2015 and is with a registered capital of HKD 41,400,000 (approximately US$5.3 million). ZYSL is a limited liability corporation licensed with HKSFC to carry out regulated activities including Type 1 Dealing in Securities and Type 2 Dealing in Futures Contracts. It is a direct subsidiary of ZYSL (BVI) and an indirect subsidiary of TFGL.

ZYCL was established in accordance with laws and regulations of Hong Kong on September 29, 2016 and is with a registered capital of HKD 5,000,000 (approximately US$0.6 million). ZYCL is a limited liability corporation licensed with the HKSFC to carry out regulated activities Type 4 Advising on Securities, Type 5 Advising on Futures Contracts and Type 9 Asset Management. It is a direct subsidiary of ZYCL (BVI) and an indirect subsidiary of TFGL.

WIN100 TECH was formed under the laws of the British Virgin Islands on May 14, 2021. WIN100 TECH is a Fintech development and IT support company. It provides trading solutions for clients trading on the world’s major derivatives and stock exchanges. It is a direct subsidiary of ZYTL (BVI) and an indirect subsidiary of TFGL.

WIN100 WEALTH was formed under the laws of the British Virgin Islands on July 21, 2021. WIN100 WEALTH borrowed $83 million from TFGL in the form of intra-company loans and invest such amount in financial products. It is a direct subsidiary of ZYIL (BVI) and an indirect subsidiary of TFGL.

Winrich was formed under the laws of Hong Kong on February 24, 2023. Winrich was a licensed money lending company governed by the Money Lenders Ordinance in Hong Kong prior to the expiration of its money lenders license on September 5, 2026. Winrich is currently in the process of applying for a renewal of such license. It is a direct subsidiary of ZYFL (BVI) and an indirect subsidiary of TFGL.

WIN100 MANAGEMENT was formed under the laws of the British Virgin Islands on March 19, 2024. We are applying the Approved Manager from British Virgin Island Financial Services Commission through WIN100 MANAGEMENT. It is a direct subsidiary of ZYIL (BVI) and an indirect subsidiary of TFGL.

TOP 500 was formed under the laws of Australia on October 22, 2008. TOP 500 owns an Australian Financial Services License (AFSL: 328866). It does not have any material operation as of the date of this prospectus. We plan to provide financial services in Australia that includes arranging or providing financial advice on financial products such as derivatives, foreign exchange contracts, stock and bond issuance etc. through TOP 500. It is a direct subsidiary of ZYAL (BVI) and an indirect subsidiary of TFGL.

TOP ASSET MANAGEMENT was formed under the laws of Singapore on November 28, 2022. It does not engage in any material operation. We plan to register with the Monetary Authority of Singapore as a Registered Fund Management Company to carry out Fund Management services. It is a direct subsidiary of ZYXL (BVI) and an indirect subsidiary of TFGL.

TOP FINANCIAL was formed under the laws of Singapore on November 28, 2022. TOP FINANCIAL acquired the CMS license from the Monetary Authority of Singapore to carry out regulated activities in Dealing in Capital Market in June 2025. It is a direct subsidiary of ZYPL (BVI) and an indirect subsidiary of TFGL.

TOP Solar was formed under the laws of the Cayman Islands on September 23, 2024. It does not engage in any material operation.

Winrich Trust was formed under the laws of Hong Kong on July 3, 2025. We intend to provide trust services in Hong Kong through Winrich Trust. Winrich Trust was a licensed Trust or Company Service Provider (“TCSP”) governed by the Companies Ordinance (Hong Kong) and authorised to conduct trust business. It is a direct subsidiary of the ZYNL (BVI) company and an indirect subsidiary of TFGL.

ZYFSL was formed under the laws of Hong Kong on August 18, 2015. On July 9, 2025, TFGL and ZYNL (BVI) entered into a Share Purchase Agreement with ZYFSL and the sole shareholder of ZYFSL. The sole shareholder of ZYFSL is a company incorporated under the laws of Hong Kong, of which a family member of Ms. Junli Yang, the Chairwoman of the Board of Directors of the Company, and Ms. Yung Yung Lo, the Chief Financial Officer of the Company, hold 71.50% and 8.30% equity interest, respectively. The agreement was negotiated at arm’s length and has been approved by the Audit Committee of the Board of Directors of the Company. Pursuant to the Agreement, ZYNL (BVI) purchased 100% of the equity interest in ZYFSL for a total purchase price of HKD500,000 (approximately USD63,750). As a result, ZYFSL has become a wholly owned subsidiary of ZYNL (BVI). ZYFSL was a licensed Trust or Company Service Providers (“TCSP”) governed by the Companies Ordinance (Hong Kong) and to carry out trust or company service business.

TOP WEALTH was formed under the laws of Hong Kong on May 29, 2026. It does not engage in any material operation.

TRIUMPH was formed under the laws of British Virgin Islands on January 9, 2026. It does not engage in any material operation.

PLUMP was formed under the laws of British Virgin Islands on January 9, 2026. It does not engage in any material operation.

Strategic Power was formed under the laws of British Virgin Islands on April 22, 2026. The Company is principally engaged in proprietary investment business.

TOP US was formed under the laws of the British Virgin Islands on June 11, 2026. It is a holding company and does not engage in any material operation. It is a direct subsidiary of TFGL.

TOP Global was formed under the laws of the State of Delaware on July 2, 2026. It is a holding company and does not engage in any material operation. It is a direct subsidiary of TOP US and an indirect subsidiary of TFGL.

TOP AI was formed under the laws of the State of Texas on July 13, 2026. TOP AI is an AI company which established to expand the use of artificial intelligence (AI) across the Company core financial business. By developing and deploying advanced AI solutions, TOP AI designed to create scalable, technology-driven business lines while directly supporting and optimizing the Company core fintech operations. It is a direct subsidiary of TOP Global and an indirect subsidiary of TFGL.

Corporate Information

Our principal executive offices are located at 4201 Main Street, Suite 200, Houston, Texas 77002. Our telephone number at this address is +1 (832) 680-5068. Our registered office in the Cayman Islands is located at the offices of Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc. located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is https://top500.com/. The information contained on our website is not a part of this prospectus.

Recent Developments

References to share and per share data of described in this subsection prior to August 3, 2026 have not been adjusted to give effect to the Share Consolidation as described below.

Acquisition of Zhong Yang Financial Services Limited

On July 9, 2025, the Company and ZYNL (BVI) Limited (“ZYNL”), a subsidiary of the Company, entered into a Share Purchase Agreement with Zhong Yang Financial Services Limited (the “Target”) and the sole shareholder of the Target. The sole shareholder is a company incorporated under the laws of Hong Kong, of which a family member of Ms. Junli Yang, the Chairwoman of the Board, and Ms. Yung Yung Lo, the Chief Financial Officer, hold 71.50% and 8.30% equity interests, respectively. Pursuant to the agreement, ZYNL agreed to purchase 100% of the equity interest in the Target for a total purchase price of HKD500,000 (approximately US$63,750). See “Item 13. Certain Relationships and Related Transactions, and Director Independence.”

The March 2026 Private Placement

In March 2026, the Company entered into a securities purchase agreement with certain investors for a private placement of units, each consisting of one Class A Ordinary Share and two Warrants to purchase class A ordinary shares at a price per unit of US$0.37308. On May 5, 2026, the Company and the purchasers entered into Supplement No. 1 to the securities purchase agreement. No placement agent was engaged. The offering closed on July 9, 2026, on which date the Company issued 214,431,222 class A ordinary shares and Warrants to purchase up to 428,862,444 class A ordinary shares. On July 19, 2026, following an amendment to the cashless exercise provisions of the Warrants, all holders of the Warrants exercised their Warrants in full on a cashless basis, and on July 20, 2026 the Company issued 360,534,431 class A ordinary shares in respect of such exercise. For additional information, see the Company’s Current Reports on Form 8-K filed with the SEC on July 13, 2026 and July 20, 2026, which are incorporated by reference into this prospectus.

Nasdaq Minimum Bid Price Deficiency

On April 28, 2026, the Company received a notification from The Nasdaq Stock Market LLC that, because the closing bid price of its class A ordinary shares had been below US$1.00 per share for the previous 30 consecutive business days, the Company no longer met the minimum bid price requirement for continued listing under Nasdaq Listing Rule 5550(a)(2), and was provided a compliance period of 180 calendar days, or until October 26, 2026, to regain compliance. See “Item 1A. Risk Factors.” On June 17, 2026, the Company received written notification from The Nasdaq Stock Market LLC confirming that for the 10 consecutive business days from June 3, 2026 to June 16, 2026, the closing bid price of the Company’s class A ordinary shares was at $1.00 per share or greater. Accordingly, the Company has regained compliance with Nasdaq Listing Rule 5550(a)(2), and this matter is now closed.

Increase in Authorized Share Capital and Approved Share Consolidation

At an extraordinary general meeting held on May 27, 2026, the Company’s shareholders approved an increase of the Company’s authorized share capital from US$1,000,000 to US$20,000,000 (comprising 18,000,000,000 class A ordinary shares and 2,000,000,000 class B ordinary shares, each with a par value of US$0.001), reflected in the Third Amended and Restated Memorandum and Articles of Association that became effective on May 27, 2026, and a consolidation of the Company’s issued and unissued ordinary shares at a ratio of between 1-for-2 and 1-for-20, to be implemented at the discretion of the board of directors at any time prior to May 27, 2027.

Registered Direct Offering

In June 2026, the Company entered into a securities purchase agreement dated June 19, 2026 with certain investors for the sale of up to 6,441,012 class A ordinary shares in a registered direct offering pursuant to a takedown from the Company’s effective shelf registration statement on Form F-3, at an offering price of US$0.45645 per class A ordinary share, for aggregate gross proceeds of US$2,939,999.93 (approximately US$2.94 million).

Reverse Share Split

On July 20, 2026, the board of directors of the Company, acting pursuant to the authority granted by the Company’s shareholders at the extraordinary general meeting held on May 27, 2026, approved a share consolidation of the Company’s issued and unissued Class A ordinary shares and Class B ordinary shares at a ratio of 1-for-5 (the “Share Consolidation”), such that (i) every five (5) issued and unissued Class A ordinary shares of a par value of US$0.001 each were consolidated into one (1) Class A ordinary share of a par value of US$0.005 each, (ii) every five (5) issued and unissued Class B ordinary shares of a par value of US$0.001 each were consolidated into one (1) Class B ordinary share of a par value of US$0.005 each, and (iii) any fractional shares resulting from the Share Consolidation were rounded up to the nearest whole share. The Share Consolidation became effective on August 3, 2026. As a result, the Company’s authorized share capital was adjusted to US$20,000,000 divided into 4,000,000,000 ordinary shares of a par value of US$0.005 each, comprising (i) 3,600,000,000 class A ordinary shares of a par value of US$0.005 each and (ii) 400,000,000 class B ordinary shares of a par value of US$0.005 each. The Company’s Class A Ordinary Shares began trading on a post-consolidation basis on The Nasdaq Stock Market LLC on August 3, 2026 under the current symbol “TOP” and the new CUSIP number G989A6110.

Change of Corporate Headquarters

In September 2026, the Company relocated its corporate headquarters to the state of Texas.

Business Overview

Our Operating Subsidiaries operate an online brokerage firm in Hong Kong specializing in the trading of local and overseas equities, futures, and options products. Our clients primarily reside in Asia and the Operating Subsidiaries are currently focusing on expanding our customer base to Southeast Asian investors. Our trading platforms, which our Operating Subsidiaries license from third parties, enable investors to trade approximately more than 100 futures products on multiple exchanges around the world including the member exchanges of Chicago Mercantile Exchange (CME), Hong Kong Futures Exchange (HKFE), The New York Mercantile Exchange (NYMEX), The Chicago Board of Trade (CBOT), The Commodity Exchange (COMEX), Eurex Exchange (EUREX), ICE Clear Europe Limited (ICEU), Singapore Exchange (SGX), Australia Securities Exchange (ASX), Bursa Malaysia Derivatives Berhad (BMD), and Osaka Exchange (OSE). Our continuous efforts focusing on offering value-added services and access to exchanges around the globe, compounded with user friendly experience, have enabled us to become one of the fast-growing online trading platforms for our clients. Our trading volume of futures contracts was 2.97 million trades in fiscal year 2023, 2.27 million trades in fiscal year 2024 and 1.12 million trades in fiscal year 2025. Our total registered customer number increased from 329 as of March 31, 2024 to 355 as of March 31, 2025, and further increased to 711 as of March 31, 2026. In fiscal year 2024, we had 51 revenue-generating accounts in total, including 15 accounts for futures trading, 27 accounts for securities trading and 9 accounts for trading solution service. In fiscal year 2025, we had 52 revenue-generating accounts in total, including 20 accounts for futures trading, 26 accounts for securities trading, 0 accounts for structured notes subscriber services and 6 accounts for trading solution service. In fiscal year 2026, we had 718 revenue-generating accounts in total, including 76 accounts for futures trading, 637 accounts for securities trading, 0 accounts for structured notes subscriber services and 5 accounts for trading solution service.

Our Operating Subsidiaries conduct the futures and stock brokerage business through two trading platforms, Esunny for futures trading and Longbridge for stock trading, all of which were licensed from third parties and can be easily accessed through our application, or APP, software, and websites. The three platforms are designed to empower our clients to enjoy a seamless, efficient, and secure trading platform. The Operating Subsidiaries offer our customers comprehensive brokerage and value-added services, including trade order placement and execution, account management, and customer support. Given the importance of trading systems in our services, the Operating Subsidiaries strive to continuously enhance our IT infrastructure.

WIN100 Wealth engages in the OTC Derivatives trading services business. WIN100 Wealth entered into ISDA master agreements and related supplementary agreements with some of the top OTC Derivatives traders. When clients place an order for OTC Derivatives trades on certain stock, WIN100 Wealth places the same order back-to-back with the OTC Derivatives traders for execution and WIN100 Wealth also facilitates client’s OTC Derivatives trading when an offsetting transaction from another client is not available, WIN100 Wealth may choose to act as a principal (i.e. market maker) to trade with the client. This type of transactions gives the potential to generate significant revenues from trading profit if the market develops in favor of company’s position.

Winrich was a licensed money lending company governed by the Money Lenders Ordinance in Hong Kong prior to the expiration of its money lenders licence on September 5, 2026. Winrich is currently in the process of applying for a renewal of such licence. According to the Money Lenders Ordinance, customers shall enter into agreement with Winrich in person and provide their personal information for the “know your client” purposes, or KYC. In fiscal year 2024, 2025 and 2026, 10, 10 and 8 customers entered into lending agreements with Winrich. Winrich disbursed loans to customers for a fixed period and charged interest from the customers. The principal and interest are repayable upon the maturity of the loans. We recognized interest income using straight-line method over loan period.

During the years ended March 31, 2026 and 2025, our Operating Subsidiaries provided futures brokerage services and other services (including stock brokerage, options brokerage, consulting services, currency exchange services, structured note subscriber services, margin financing services, OTC derivative trading and loan business). We generate revenues primarily from brokerage fees the Operating Subsidiaries charge clients for executing and/or arranging the trades and transactions for them. Our revenues for the years ended March 31, 2026 and 2025 were US$4.7 million and US$3.3 million, respectively. The commissions on futures brokerage accounted for 38.8% and 55.0% of the total revenues for the years ended March 31, 2026 and 2025, respectively. Revenues from the trading solution services accounted for 6.1% and 24.2% of the total revenues for the fiscal year ended March 31, 2026 and 2025. Our Operating Subsidiaries also provide other financial services including stock brokerage, options brokerage, consulting services, currency exchange services, margin financing services, OTC derivative trading and loan business to our clients. Revenues generated from stock brokerage, consulting services, and currency exchange services accounted for 8.8% and 6.9% of total revenues, during the fiscal years ended March 31, 2026 and 2025, respectively. Revenues generated from margin financing accounted for 2.9% and 4.7% of total revenues during the fiscal years ended March 31, 2026 and 2025 respectively. Revenues generated from OTC derivative trading accounted for 0.0% and 4.4% of total revenues, during the fiscal years ended March 31, 2026 and 2025, respectively. Interest income from loan business accounted for 20% and 25% of total revenues, during the fiscal years ended March 31, 2026 and 2025, respectively. We did not generate revenue from options trading services for the fiscal years 2026 and 2025. Our top five customers accounted for 47% and 49% of our total revenues for the years ended March 31, 2026 and 2025.

Our Operating Subsidiaries have achieved substantial growth since the launch of our operation of online brokerage services, as illustrated by the chart below which sets forth the number of futures contracts the Operating Subsidiaries have executed from April 1, 2020 to March 31, 2026, organized by calendar quarter.

The number of futures contracts executed in each period depends on factors including, but not limited to, economic and political conditions, market conditions, pricing of futures contracts, and the clients’ risk appetite.

We intend to leverage our competitive strengths to sustain and grow our business, namely, to provide our clients with fast and reliable access to the financial market through our personalized client services and efficient organizational structure. In particular, we plan to expand our services offering and continue integrating value-added services, including CFD products and services, trust services, investor relations and marketing services, corporation and fund consultancy and asset management services.

Implications of Being an Emerging Growth Company

We qualify as and elect to be an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

●	Reduced disclosure about the emerging growth company’s executive compensation arrangements in our periodic reports, proxy statements and registration statements; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of our initial public offering, (b) in which we have total annual gross revenue of at least $1.235 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of equity securities held by our non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Implication of Being a Foreign Private Issuer

We qualify as a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Notwithstanding our status as a foreign private issuer, we have voluntarily elected to file our periodic and current reports with the SEC on the forms prescribed for U.S. domestic registrants, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, beginning with our annual report on Form 10-K for the fiscal year ended March 31, 2026.

As a foreign private issuer, we remain exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, and the provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information.

Effective March 18, 2026, pursuant to the Holding Foreign Insiders Accountable Act, enacted on December 18, 2025 as part of the National Defense Authorization Act for Fiscal Year 2026, our directors and officers became subject to the beneficial ownership reporting requirements of Section 16(a) of the Exchange Act and are required to report their holdings of, and transactions in, our equity securities on Forms 3, 4 and 5. Beneficial owners of more than ten percent of our Class A ordinary shares remain exempt from the reporting requirements of Section 16(a), and our directors, officers and principal shareholders remain exempt from the short-swing profit recovery provisions of Section 16(b) and the short-sale restrictions of Section 16(c) of the Exchange Act.

If we lose our status as a foreign private issuer, we will no longer be eligible for the exemptions described above and will be required to comply with the Exchange Act provisions applicable to U.S. domestic registrants, including the proxy rules, which may result in additional legal, accounting and administrative costs.

Permission Required from the Hong Kong Authorities

Due to the licensing requirements of the HKSFC, ZYSL and ZYCL are required to obtain necessary licenses to conduct their business in Hong Kong and their business and responsible personnel are subject to the relevant laws and regulations and the respective rules of the HKSFC. ZYSL currently holds a Type 1 license for dealing in securities and a Type 2 license for dealing in futures contracts. ZYCL currently holds a Type 4 license for advising on securities, a Type 5 license for advising on futures contracts and a Type 9 license for asset management. See “Information on the Company—Business Overview—Regulation—Licensing Regime Under the HKSFO”. These licenses have no expiration date and will remain valid unless they are suspended, revoked or cancelled by the HKSFC. We pay standard governmental annual fees to the HKSFC and are subject to continued regulatory obligations and requirements, including the maintenance of minimum paid-up share capital and liquid capital, maintenance of segregated accounts, and submission of audited accounts and other required documents, among others. See “Information on the Company—Business Overview—Regulation—Licensing Regime Under the HKSFO”.

As advised by Stevenson, Wong & Co., our Hong Kong counsel, neither we nor any of our subsidiaries are required to obtain any permission or approval from Hong Kong authorities to offer the securities of TFGL to foreign investors provided that the offering activities are conducted outside of Hong Kong. However, we have been advised by our Hong Kong counsel, Stevenson, Wong & Co., that uncertainties remain due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future. Should there be any change in applicable laws, regulations, or interpretations, and we or our subsidiary are required to obtain such permissions or approvals in the future, we will strive to comply with the then applicable laws, regulations, or interpretations.

Recent Regulatory Development in the PRC

We are aware that, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

For example, on June 10, 2021, the Standing Committee of the National People’s Congress enacted the PRC Data Security Law, which took effect on September 1, 2021. The law requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws.

On August 20, 2021, the 30th meeting of the Standing Committee of the 13th National People’s Congress voted and passed the “Personal Information Protection Law of the People’s Republic of China”, or “PRC Personal Information Protection Law”, which became effective on November 1, 2021. The PRC Personal Information Protection Law applies to the processing of personal information of natural persons within the territory of China that is carried out outside of China where (1) such processing is for the purpose of providing products or services for natural persons within China, (2) such processing is to analyze or evaluate the behavior of natural persons within China, or (3) there are any other circumstances stipulated by related laws and administrative regulations.

On December 28, 2021, the CAC jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020) issued on July 10, 2021. Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country.

On February 17, 2023, the China Securities Regulatory Commission (“CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the “Trial Measures,” and five supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. If a domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines.

As advised by Guangdong Wesley Law Firm, our counsel with respect to certain PRC legal matters, in connection with our issuance of securities to foreign investors, under current PRC laws, regulations and regulatory rules, as of the date of this prospectus, we are not currently required to obtain permissions from or complete any filing with the CSRC, or required to go through cybersecurity review by the CAC, given that (1) our Operating Subsidiaries are incorporated in Hong Kong or the British Virgin Islands and are located in and primarily conduct business operations in Hong Kong, (2) we have no subsidiary, VIE structure nor any direct operations in mainland China, and (3) pursuant to the Basic Law of the Hong Kong Special Administrative Region (the “Basic Law”), which is a national law of the PRC and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which is confined to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong). In addition, we have not been asked to obtain such permissions or to complete any filing by any PRC authority or received any denial to do so. However, the PRC government has recently indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment by issuers like us. There remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities.

If (i) we inadvertently conclude that certain regulatory permissions and approvals are not required or (ii) applicable laws, regulations, or interpretations change in a way that requires us to complete such filings or obtain such approvals in the future, and (iii) we are required to obtain such permissions or approvals in the future, but fail to receive or maintain such permissions or approvals, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on us, limit the operations, limit our ability to pay dividends outside of China, limit our ability to list on stock exchanges outside of China or offer our securities to foreign investors or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, may hinder our ability to offer or continue to offer securities to investors and may cause the value of our securities to significantly decline or be worthless.

Additionally, due to long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. We are also subject to the risks of uncertainty about any future actions the Chinese government or authorities in Hong Kong may take in this regard.

The Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time. Such governmental actions could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and may cause the value of our securities to significantly decline or be worthless.

Implication of the Holding Foreign Companies Accountable Act (the “HFCA Act”)

The HFCA Act was enacted on December 18, 2020. The HFCA Act states if the SEC determines that a company has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for three consecutive years beginning in 2021, the SEC shall prohibit the company’s shares from being traded on a national securities exchange or in the over the counter trading market in the United States. On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act, which took effect on January 10, 2022. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, PCAOB announced the PCAOB HFCA Act determinations (the “PCAOB determinations”) relating to the PCAOB’s inability to inspect or investigate completely registered public accounting firms headquartered in mainland China of the PRC or Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in the PRC or Hong Kong. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “SOP”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. The SOP Agreement remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the SOP Agreement disclosed by the SEC, the PCAOB shall have sole discretion to select any audit firms for inspection or investigation and the PCAOB inspectors and investigators shall have a right to see all audit documentation without redaction. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary.

YCM CPA INC., the independent registered public accounting firm that issues the audit report for the fiscal years ended March 31, 2026 and 2025, included in this prospectus, is currently subject to PCAOB inspections and the PCAOB is thus able to inspect YCM CPA INC. YCM CPA INC. is headquartered in Irvine, California and has been inspected by the PCAOB. Notwithstanding the foregoing, in the future, if there is any regulatory change or step taken by PRC regulators or the SEC or Nasdaq applies additional and more stringent criteria, and if PCAOB determines that it is not able to inspect YCM CPA INC. at such future time, Nasdaq may delist our Ordinary Shares and the value of our Ordinary Shares may significantly decline or become worthless. See “Risk Factors — Risks Relating to Our Ordinary Shares— Our Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for two consecutive years beginning in 2021. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment” in our 2026 Annual Report.

Transfers of Cash between Our Company and Our Subsidiaries

Our management monitors the cash position of each entity within our organization regularly and prepares budgets on a monthly basis to ensure each entity has the necessary funds to fulfill its obligation for the foreseeable future and to ensure adequate liquidity. In the event that there is a need for cash or a potential liquidity issue, it will be reported to our Chief Financial Officer and subject to approval by our board of directors, we will enter into an intercompany loan for the subsidiary.

For TFGL to transfer cash to its subsidiaries, TFGL is permitted under the laws of the Cayman Islands and its memorandum and articles of association to provide funding to our subsidiaries incorporated in the British Virgin Islands and Hong Kong through loans or capital contributions without restrictions on the amount of the funds. TFGL’s subsidiaries formed under the laws of the British Virgin Islands are permitted under the laws of the British Virgin Islands to provide funding to their respective subsidiaries formed in Hong Kong through loans or capital contributions without restrictions on the amount of the funds.

For the subsidiaries to transfer cash to TFGL, according to the BVI Business Companies Act, Revised Edition 2020, a British Virgin Islands business company may make dividends distribution to the extent that immediately after the distribution, such company’s assets exceed its liabilities and that such company is able to pay its debts as they fall due. According to the Companies Ordinance of Hong Kong, a Hong Kong company may only make a distribution out of profits available for distribution. Other than the above, we did not adopt or maintain any cash management policies and procedures as of the date of this prospectus.

The following describes the dividends and distributions made by our subsidiaries. TFGL has not made any dividends or distributions to U.S. investors as of the date of this prospectus.

On March 24, 2020, ZYSL and ZYCL declared interim cash dividends of HK$3.9 million (approximately US$0.5 million) and HK$1.5 million (approximately US$0.2 million), respectively, to the then sole shareholder, i.e. the Predecessor Parent Company, Zhong Yang Holdings Limited. As of March 31, 2020, the dividend declared by ZYCL has been fully settled by directly deducting the dividend amount from the amount due from Zhong Yang Holdings Limited, and the dividend declared by ZYSL was recorded as dividend payable. On June 19, 2020, ZYSL settled such dividend payable in cash.

On November 25, 2020, ZYSL declared an interim cash dividend of HK$24.8 million (equivalent to $3.2 million) to its sole shareholder ZYSL (BVI), following which event ZYSL (BVI) declared an interim cash dividend to its sole shareholder, TFGL, and TFGL declared an interim cash dividend to its shareholders for the same amount on the same day. None of the shareholders of TFGL at the time was a U.S. person. Without any withholding tax levied on dividends in Hong Kong, British Virgin Islands, and Cayman Islands, the interim cash dividends were settled with the shareholders in cash on November 25, 2020.

On January 19, 2021, ZYSL declared an interim cash dividend of HK$11.6 million (equivalent to US$1.5 million) to the then sole shareholder, the Predecessor Parent Company. The dividend was settled with the Predecessor Parent Company in cash in three installments of US$0.5 million each on January 19, 2021, January 20, 2021 and March 3, 2021.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. The laws and regulations of the PRC on currency conversion control do not currently have any material impact on the transfer of cash from TFGL to ZYSL or ZYCL or from ZYSL or ZYCL to TFGL. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on any foreign exchange to transfer cash between TFGL and its subsidiaries, across borders and to U.S. investors, nor there is any restrictions and limitations to distribute earnings from the subsidiaries, to TFGL and U.S. investors and amounts owed. However, there is no assurance the PRC government will not intervene in or impose restrictions on the ability of us or our subsidiaries to transfer cash or assets.

For TFGL to make dividends to its shareholders, subject to the Companies Act, and our Fourth Amended and Restated Memorandum and Articles of Association, our board of directors may authorize and declare a dividend to shareholders from time to time out of the profits from the Company, realized or unrealized, or out of the share premium account, provided that the Company will remain solvent, meaning the Company is able to pay its debts as they come due in the ordinary course of business. There is no further Cayman Islands statutory restriction on the amount of funds which may be distributed by us in the form of dividends.

We do not have any present plan to declare or pay any dividends on our Class A Ordinary Shares or distribute earnings in the foreseeable future. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments, in our Fourth Amended and Restated Memorandum and Articles of Association and in the Companies Act.

During the years ended March 31, 2026 and 2025, cash transfers and/or transfers of other assets between our Company and our subsidiaries were as follows:

No.	Transfer From	Transfer To	Amount (US$)	Date	Purpose
1	TFGL	WIN100 WEALTH	$1,000,000	February 14, 2023	Intra-company loan
2	TFGL	ZYSL	$3,000,000	March 10, 2023	Capital injection
3	TFGL	WIN100 WEALTH	$5,000,000	April 18, 2023	Intra-company loan
4	TFGL	WINRICH	$1,180,772	September 6, 2023	Intra-company loan
5	TFGL	WIN100 WEALTH	$1,000,000	December 7, 2023	Intra-company loan
6	TFGL	WIN100 WEALTH	$2,000,000	February 29, 2024	Intra-company loan
7	TFGL	WIN100 WEALTH	$2,000,000	March 1, 2024	Intra-company loan
8	TFGL	WIN100 WEALTH	$2,500,000	April 18, 2024	Intra-company loan
9	TFGL	WINRICH	$3,000,000	September 23, 2024	Intra-company loan
10	TFGL	TOP FINANCIAL PTE	$300,000	November 26, 2024	Capital Injection
11	TFGL	TOP FINANCIAL PTE	$400,000	January 22, 2025	Capital Injection
12	TFGL	TOP ASSET MGT PTE	$500,000	March 19, 2025	Capital Injection
13	TFGL	TOP FINANCIAL PTE	$850,000	June 27, 2025	Capital Injection
14	TFGL	TOP FINANCIAL PTE	$800,000	September 29, 2025	Capital Injection
15	TFGL	TOP ASSET MGT PTE	$550,000	November 25, 2025	Capital Injection
16	TFGL	TOP ASSET MGT PTE	$231,392	November 28, 2025	Capital Injection

We do not plan to settle the intra-company loan owed between the company and the subsidiaries. As of the date of this prospectus, the outstanding balances totaled $24.31 million.

See “Financial Information – A. Consolidated Statements and Other Financial Information – Dividend Policy”, “Risk Factors — Risks Relating to our Corporate Structure – We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business” in our Annual Report.

Enforceability of Civil Liabilities

Cayman Islands

TFGL was formed under the laws of the Cayman Islands as an exempted company with limited liability. Substantially all of our assets are located outside the United States. In addition, two of our seven directors and officers, Anthony S. Chan and Mei Cai, are nationals and/or residents of the United States, and one of our director, Hoi Ling Jennifer Tam is a national and/or resident of Canada. The other four of our directors and officers, Junli Yang, Mau Chung Ng, Ka Fai Yuen, and Yung Yung Lo, are nationals and/or residents of Hong Kong, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

TFGL has appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States. Cogency Global Inc. will also be engaged by the officers and directors who are residents of a foreign country to accept service for any action under the civil liability provisions of the U.S. federal securities laws against such officers and directors.

Harney Westwood & Riegels, our counsel as to the laws of the Cayman Islands has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Harney Westwood & Riegels has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of federal or state courts of the United States of America (the “Foreign Court”) of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands may also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, exercising its discretion having regard to comity, fairness and mutuality, such as orders for specific performance or declaratory judgments. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. In addition, the foreign judgment must not already have been satisfied and must still be capable of enforcement in the country of origin. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of United States federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are in the nature of a final or other penalty. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal despite the time-limit for which having not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending an appeal against the foreign judgment and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Hong Kong

Stevenson, Wong & Co., our counsel with respect to Hong Kong law, has advised us that judgment of United States courts will not be directly enforced against our subsidiaries in Hong Kong or such directors and officers who are nationals and/or residents of Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

Summary of Risk Factors

Investing in our securities involves significant risks. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully under “Risk Factors” beginning on page 20 of this prospectus and in “Item 3. Key Information – 3.D. Risk Factors” in our 2026 Annual Report.

Risks Relating to Our Corporate Structure

●	We rely on dividends and other distributions on equity paid by the Operating Subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of the Operating Subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

Risks Relating to Doing Business in the Jurisdictions in which the Operating Subsidiaries Operate

●	Geopolitical tensions and international trade policies may adversely affect our business, financial condition and results of operations.

●	Substantially all of the Operating Subsidiaries’ operations are in Hong Kong. However, due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of such business and may intervene in or influence such operations at any time, which could result in a material change in the operations of the Operating Subsidiaries and/or the value of our Class A Ordinary Shares. The PRC government may also intervene or impose restrictions on our ability to move money out of Hong Kong to distribute earnings and pay dividends or to reinvest in our business outside of Hong Kong. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also be quick with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.

●	We may become subject to a variety of PRC laws and other obligations regarding data security, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

●	If the Chinese government chooses to extend the oversight and control over offerings that are conducted overseas and/or foreign investment in mainland China based issuers to Hong Kong-based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Class A Ordinary Shares to investors and cause the value of our Class A Ordinary Shares to significantly decline or be worthless.

●	The Hong Kong legal system embodies uncertainties which could limit the legal protections available to ZYSL and ZYCL.

●	The Hong Kong regulatory requirement of prior approval for the transfer of shares in excess of a certain threshold may restrict future takeovers and other transactions.

●	The enforcement of foreign civil liabilities in the Cayman Islands and Hong Kong is subject to certain conditions. Therefore, certain judgments obtained against us by our shareholders may be difficult to enforce in such jurisdictions.

Risks Relating to our Ordinary Shares

●	Our Class A Ordinary Shares may be prohibited from being traded on a national exchange under the Holding Foreign Companies Accountable Act (the “HFCA Act”), if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditors for two consecutive years beginning in 2021. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

●	The trading price of our Class A Ordinary Shares may be volatile, which could result in substantial losses to you. Such volatility, including any stock run-ups, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

●	The trading price of our Class A Ordinary Shares experienced substantial price fluctuations in April and May 2023. On May 11, 2023 the SEC ordered a 10-day trading suspension of our Class A Ordinary Shares. A repeat suspension could occur. Because our Class A Ordinary Shares has at times been thinly traded, our Class A Ordinary Shares may continue to experience price volatility and low liquidity, which could result in substantial losses to investors.

●	The sale or availability for sale of substantial amounts of our Class A Ordinary Shares in the public market and/or securities that are exercisable or convertible into our Class A Ordinary Shares could adversely affect their market price.

●	There can be no assurance that we will not be a passive foreign investment company, or PFIC, for United States federal income tax purposes for any taxable year, which could subject United States investors in our Class A Ordinary Shares to significant adverse United States income tax consequences.

Risks Relating to Our Business and Industry

●	Our Operating Subsidiaries have a relatively short operating history compared to some of our established competitors and face significant risks and challenges in a rapidly evolving market, which makes it difficult to effectively assess our future prospects.

●	Unfavorable financial market and economic conditions in Hong Kong, China, and elsewhere in the world could materially and adversely affect our business, financial condition, and results of operations (page 60).

●	The online brokerage service industry and the financial services industry are intensely competitive. If we are unable to compete effectively, we may lose our market share and our results of operations and financial condition may be materially and adversely affected.

●	During the years ended March 31, 2026 and 2025, our top five customers accounted for a significant portion of our total revenues. The loss of any such customers or a material decline in their trading activities through us would have an adverse effect on our operating results.

●	We may not succeed in promoting and sustaining our brand, which could have an adverse effect on our future growth and business.

●	Our businesses depend on key management executives and professional staff, and our business may suffer if we are unable to recruit and retain them.

●	We are subject to extensive and evolving regulatory requirements, the non-compliance with which may result in penalties, limitations, and prohibitions on our future business activities or suspension or revocation of our licenses, and consequently may materially and adversely affect our business, financial condition, and results of operations. In addition, we may, from time to time, be subject to regulatory inquiries and investigations by relevant regulatory authorities or government agencies in Hong Kong or other applicable jurisdictions.

●	We face additional risks as we offer new products and services, transact with a broader array of clients and counterparties and expose ourselves to new geographical markets.

●	Geopolitical risks and political uncertainty may adversely impact economic conditions, increase market volatility, and negatively affect the demand for our services, our results of operations and financial condition.

●	We may incur losses or experience disruption of our operations as a result of unforeseen or catastrophic events, including pandemics, terrorist attacks, or natural disasters.

●	Aggressive competition could reduce our market share, revenues and profits.

THE OFFERING

Securities offered by the Selling Shareholders:	up to 98,179,613 Class A Ordinary Shares (presented on an as-adjusted basis following the August 3, 2026 effectiveness of the 5-for-1 reverse share split)

Ordinary Shares outstanding as of the date of this prospectus	121,706,506 Class A Ordinary Shares and 2,000,000 Class B Ordinary Shares

Use of proceeds	We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders. All net proceeds from the sale of the Class A Ordinary Shares covered by this prospectus will go to the Selling Shareholders. See “Use of Proceeds.”

Listing	Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “TOP.”

Risk factors	You should carefully read the section titled “Risk Factors” and other information included in this prospectus for a discussion of factors that you should consider before deciding to invest in our securities.

RISK FACTORS

The information required by Item 3 of this Form F-1 is incorporated by reference from the 2026 Annual Report on Form 10-K for the fiscal year ended March 31, 2026, as filed with the Securities and Exchange Commission on July 7, 2026. The Summary of Risk Factors can be found on page 20 of this registration statement on Form F-1.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, and expansion, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our ability to compete in an industry with low barriers to entry;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	our ability to attract customers, win primary agency sale bids, and further enhance our brand recognition; and

●	our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

●	our ability to retain the services of our directors, officers and key employees;

●	trends and competition in the advertising industry; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

ENFORCEABILITY OF CIVIL LIABILITIES

TFGL was incorporated under the laws of the Cayman Islands as an exempted company with limited liability because of certain benefits associated with being a Cayman Islands entity, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a lesser extent. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located in Hong Kong. In addition, two of our seven directors and officers, Anthony S. Chan and Mei Cai, are nationals and/or residents of the United States and one of our director, Hoi Ling Jennifer Tam, is a national and/or resident of Canada.. The other four of our directors and officers, Junli Yang, Mau Chung Ng, Ka Fai Yuen, and Yung Yung Lo, are nationals and/or residents of Hong Kong, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce against us or them, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof.

TFGL has appointed Cogency Global Inc. as the agent to receive service of process with respect to any action brought against us under the securities laws of the United States. Cogency Global Inc. will also be engaged by the officers and directors who are residents of a foreign country to accept service for any action under the civil liability provisions of the U.S. federal securities laws against such officers and directors.

We have been advised by Harney Westwood & Riegels, our counsel as to Cayman Islands law, that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Harney Westwood & Riegels has further informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Grand Court of the Cayman Islands will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America (the “Foreign Court”) of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court of the Cayman Islands will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The courts of the Cayman Islands are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A court of the Cayman Islands may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court of the Cayman Islands may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Stevenson, Wong & Co., our counsel with respect to Hong Kong law, has advised us that judgment of United States courts will not be directly enforced against our subsidiaries in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders. All net proceeds from the sale of the Class A Ordinary Shares covered by this prospectus will go to the Selling Shareholders.

We have agreed to bear all of the expenses incurred in connection with the registration of the securities. The Selling Shareholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the securities.

We expect that the Selling Shareholders will sell their Class A Ordinary Shares as described under “Plan of Distribution.”

DIVIDEND POLICY

We have not previously declared, or paid cash dividends and we have no plan to declare or pay any dividends in the near future on our shares. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands with limited liability. We rely principally on dividends and other distributions from our Operating Subsidiaries in Hong Kong for our cash requirements, including any payment of dividends to our shareholders. Applicable regulations may limit the ability of our Operating Subsidiaries to pay dividends or make other distributions to us, and the PRC government may impose restrictions on the ability to move money out of Hong Kong. See “Risk Factors — Risks Relating to Our Corporate Structure” and “Risk Factors — Risks Relating to Doing Business in the Jurisdictions in which the Operating Subsidiaries Operate” in “Item 1A. Risk Factors” of our 2026 Annual Report.

Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits and/or share premium, and provided always that in no circumstances may a dividend be paid out of share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency, and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. Information regarding United States Federal Income Tax Considerations is set forth under the heading “United States Federal Income Tax Considerations” in our 2026 Annual Report.

SELLING SHAREHOLDERS

The Class A Ordinary Shares being offered by the Selling Shareholders consist of up to 98,179,613 Class A Ordinary Shares, comprising (i) 42,886,245 Class A Ordinary Shares issued to the Selling Shareholders at the closings of a private placement as part of units pursuant to a Securities Purchase Agreement, and (ii) 55,293,368 Class A Ordinary Shares issued to the Selling Shareholders upon the exercise of the Warrants included in such units. The foregoing share amounts are presented on an as-adjusted basis following the August 3, 2026 effectiveness of the 5-for-1 reverse share split. For additional information regarding the private placement, see “Prospectus Summary – Recent Developments – The March 2026 Private Placement” above. We are registering the Class A Ordinary Shares in order to permit the Selling Shareholders to resell such shares from time to time. Except for the ownership of the Class A Ordinary Shares and the participation as investors in the private placement described in “Prospectus Summary – Recent Developments – The March 2026 Private Placement” above, the Selling Shareholders have not had any material relationship with us within the past three years.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership of the Class A Ordinary Shares by the Selling Shareholders. None of the Selling Shareholders owns any Class B Ordinary Shares. The second column lists the number of Class A Ordinary Shares beneficially owned by each Selling Shareholder as of the date of this prospectus. The third column lists the maximum number of Class A Ordinary Shares being offered by each Selling Shareholder pursuant to this prospectus. The fourth column assumes the sale of all of the Class A Ordinary Shares offered by the Selling Shareholders pursuant to this prospectus.

The Selling Shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholders	Number of Class A Ordinary Shares Owned Prior to Offering	Maximum Number of Class A Ordinary Shares to be Sold Pursuant to this Prospectus	Number of Class A Ordinary Shares Owned After Offering
Demir Can(1)	5,762,705	5,762,705	—
Ru Cao(2)	672,541	672,541	—
Wing Nam Zhou(3)	5,898,975	5,898,975	—
Mianfeng Li(4)	5,898,975	5,898,975	—
Qing Xiong(5)	5,791,721	5,791,721	—
Jun Ge(6)	5,684,467	5,684,467	—
Hao Lei(7)	5,684,467	5,684,467	—
Haihui Wu(8)	5,593,957	5,593,957	—
Binyou Wang(9)	5,684,467	5,684,467	—
Huizhi Wang(10)	5,577,213	5,577,213	—
Lai Shu Tse(11)	2,000,000	2,000,000	—
Yingjia Zhou(12)	2,000,000	2,000,000	—
Ching Na Hui(13)	2,000,000	2,000,000	—
Yingfa Zhou(14)	2,000,000	2,000,000	—
Ka Yuet Tse(15)	2,000,000	2,000,000	—
Yingmin Zhou(16)	2,000,000	2,000,000	—
Xu Zhang(17)	2,000,000	2,000,000	—
Qingyi Lin(18)	2,000,000	2,000,000	—
Qinglin Lin(19)	2,000,000	2,000,000	—
Wenwei Zhuang(20)	1,800,000	1,800,000	—
Shaona Zhuang(21)	1,800,000	1,800,000	—
Zhichuang Zhuang(22)	1,800,000	1,800,000	—
Neuralis AI Limited(23)	3,362,705	3,362,705	—
Nexus Silicon Technologies Limited(24)	3,362,705	3,362,705	—
Gang Microchip Limited(25)	3,362,705	3,362,705	—
Syntrix Limited(26)	3,362,705	3,362,705	—
Fusion Edge Limited(27)	3,026,435	3,026,435	—
Tectonic Capital Limited(28)	3,026,435	3,026,435	—
Vektor Partners Limited(29)	3,026,435	3,026,435	—
Total	98,179,613	98,179,613	—

Notes:

(1)	Consists of 3,362,705 Class A Ordinary Shares issued upon exercise of Warrants. Mr. Can also holds 2,400,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder. The address of Mr. Can is Flat A, 37/F., Tower 3, The Hermitage, 1 Hoi Wang Road, Kowloon, Hong Kong.

(2)	Consists of 672,541 Class A Ordinary Shares issued upon exercise of Warrants. The address of Ms. Cao is Flat A, 26/F., Block 15A, Laguna Verde, 8 Laguna Verde Avenue, Kowloon City, Kowloon, Hong Kong.
(3)	Consists of 3,698,975 Class A Ordinary Shares issued upon exercise of Warrants. Mr. Zhou also holds 2,200,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(4)	Consists of 3,698,975 Class A Ordinary Shares issued upon exercise of Warrants. Mr. Li also holds 2,200,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(5)	Consists of 3,631,721 Class A Ordinary Shares issued upon exercise of Warrants. Mr. Xiong also holds 2,160,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(6)	Consists of 3,564,467 Class A Ordinary Shares issued upon exercise of Warrants. Mr. Ge also holds 2,120,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(7)	Consists of 3,564,467 Class A Ordinary Shares issued upon exercise of Warrants. Mr. Lei also holds 2,120,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(8)	Consists of 3,507,712 Class A Ordinary Shares issued upon exercise of Warrants. Mr. Wu also holds 2,086,245 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(9)	Consists of 3,564,467 Class A Ordinary Shares issued upon exercise of Warrants. Mr. Wang also holds 2,120,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(10)	Consists of 3,497,213 Class A Ordinary Shares issued upon exercise of Warrants. Ms. Wang also holds 2,080,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(11)	Mr. Tse holds 2,000,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(12)	Ms. Zhou holds 2,000,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(13)	Ms. Hui holds 2,000,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(14)	Mr. Zhou holds 2,000,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(15)	Ms. Tse holds 2,000,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(16)	Ms. Zhou holds 2,000,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(17)	Mr. Zhang holds 2,000,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(18)	Mr. Lin holds 2,000,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(19)	Mr. Lin holds 2,000,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(20)	Mr. Zhuang holds 1,800,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(21)	Ms. Zhuang holds 1,800,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(22)	Mr. Zhuang holds 1,800,000 Class A Ordinary Shares issued at the closing of the private placement, which are not being registered for resale hereunder.
(23)	Consists of 3,362,705 Class A Ordinary Shares issued upon exercise of Warrants. Chow Arron Jun Yuen has voting and dispositive power over the shares held by Neuralis AI Limited. The address of Neuralis AI Limited is Block A09-13, Leyuan Residences, Jalan Selesa 3, Kuala Lumpur 85200, Malaysia.
(24)	Consists of 3,362,705 Class A Ordinary Shares issued upon exercise of Warrants. Lai Weng Keat has voting and dispositive power over the shares held by Nexus Silicon Technologies Limited. The address of Nexus Silicon Technologies Limited is No. 61 Jalan Lembah, 44 Taman Desa Jaya, Johor Bahru, Johor 81100, Malaysia.
(25)	Consists of 3,362,705 Class A Ordinary Shares issued upon exercise of Warrants. Cao Fanmin has voting and dispositive power over the shares held by Gang Microchip Limited. The address of Gang Microchip Limited is Rm 518, 5/F, 143 Wai Yip Street, Kwun Tong, Kowloon, Hong Kong.
(26)	Consists of 3,362,705 Class A Ordinary Shares issued upon exercise of Warrants. Wu Dongahai has voting and dispositive power over the shares held by Syntrix Limited. The address of Syntrix Limited is Unit 1-2, Pinnacle Bangsar, Jalan Medang Kapas, Bukit Bandaraya, 59100 Kuala Lumpur, Malaysia.
(27)	Consists of 3,026,435 Class A Ordinary Shares issued upon exercise of Warrants. You Changsheng has voting and dispositive power over the shares held by Fusion Edge Limited. The address of Fusion Edge Limited is No. 21 Jalan Imamg 4, Taman Minang, 56000 Kuala Lumpur, Malaysia.
(28)	Consists of 3,026,435 Class A Ordinary Shares issued upon exercise of Warrants. Lin Gongqin has voting and dispositive power over the shares held by Tectonic Capital Limited. The address of Tectonic Capital Limited is VR1-05A-06, V Residence 1, Lingkaran SV 3, Sunway Velocity, 55100 Kuala Lumpur, Malaysia.
(29)	Consists of 3,026,435 Class A Ordinary Shares issued upon exercise of Warrants. Zhang Juanjuan has voting and dispositive power over the shares held by Vektor Partners Limited. The address of Vektor Partners Limited is 17-05 Flr 17, 6 Ceylon, Jln Ceylon, 50200 Kuala Lumpur, Malaysia.

DESCRIPTION OF SHARE CAPITAL

TFGL is an exempted company incorporated under the Companies Act. The authorized share capital of the Company is US$20,000,000.00 divided into 4,000,000,000 shares, comprising of (i) 3,600,000,000 class A ordinary shares of a par value of US$0.005 each and (ii) 400,000,000 class B ordinary shares of a par value of US$0.005 each. As of the date of this prospectus, there are 121,706,506 Class A Ordinary Shares and 2,000,000 Class B Ordinary Shares issued and outstanding.

The following are summaries of the material provisions of our Fourth Amended and Restated Memorandum and Articles of Association and the Companies Act, insofar as they relate to the material terms of our Class A Ordinary Shares and Class B Ordinary Shares. Copies of our Fourth Amended and Restated Memorandum and Articles of Association are filed as exhibits to our 2026 Annual Report, which is incorporated by reference in this prospectus.

General

The authorized share capital of the Company is US$20,000,000.00 divided into 4,000,000,000 shares, comprising of (i) 3,600,000,000 class A ordinary shares of a par value of US$0.005 each and (ii) 400,000,000 class B ordinary shares of a par value of US$0.005 each. As of the date of this prospectus, there are 121,706,506 Class A Ordinary Shares and 2,000,000 Class B Ordinary Shares issued and outstanding.

Each Class A Ordinary Share in the Company confers upon the holder of Class A Ordinary Share:

●	the right to one (1) vote at a meeting of the shareholders of the Company or on any resolution of shareholders.

Each Class B Ordinary Share in the Company confers upon the holder of Class B Ordinary Share:

●	the right to fifty (50) votes at a meeting of the shareholders of the Company or on any resolution of shareholders.

Distributions

The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends or other distributions as may be recommended by the board and authorized by shareholders subject to the Companies Act and our Fourth Amended and Restated Memorandum and Articles of Association.

Shareholders’ voting rights

At each general meeting, each holder of Class A Ordinary Shares who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one (1) vote for each Class A Ordinary Share and each holder of Class B Ordinary Shares who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have fifty (50) votes for each Class B ordinary share.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attached to the Class A Ordinary Shares and Class B Ordinary Shares cast by those shareholders entitled to vote who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting, while a special resolution requires the affirmative vote of a majority of not less than two-thirds of the votes attached to the Class A Ordinary Shares and Class B Ordinary Shares cast by those shareholders who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our Fourth Amended and Restated Memorandum and Articles of Association. A special resolution will be required for important matters such as a change of name or making changes to our memorandum and articles of association.

Election of directors

We may appoint directors by an ordinary resolution of shareholders passed by a simple majority of the votes or by resolution of the directors.

Meetings of shareholders

Our board of directors may convene a meeting of shareholders whenever they think necessary or desirable. We must provide notice of at least five days exclusive of the date service is deemed to take place, stating the place, the day and the hour of the general meeting and the general nature of that business, to such persons who are entitled to receive such notices from the Company. Our board of directors must convene a general meeting upon the written requisition of one or more shareholders entitled to attend and vote at general meeting of the Company holding not less than 10% of the paid-up voting share capital of the Company in respect to the matter for which the meeting is requested.

No business may be transacted at any general meeting unless a quorum is present at the time the meeting proceeds to business. One or more shareholders present in person or by proxy holding in aggregate not less than one-third of the outstanding shares of the Company carrying the right to vote at such general meeting shall be a quorum. If, within half an hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be dissolved, and in any other case, it shall stand adjourned to the same day in the next week, at the same time and place or to such other time or such other place as the directors may determine, and if, at the adjourned meeting, a quorum is not present within half an hour from the time appointed for the meeting, the shareholders present and entitled to vote shall be a quorum. At every meeting, if no director is willing to act as chairman or if no director is present within fifteen minutes after the time appointed for holding the meeting, the shareholders present shall choose one of their number to be the chairman of the meeting.

A corporation that is a shareholder shall be deemed for the purpose of our Fourth Amended and Restated Memorandum and Articles of Association to be present at a general meeting in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Meeting of directors

The business of our company is managed by the directors. Our directors are free to meet at such times and in such manner and places within or outside the Cayman Islands as the directors determine to be necessary or desirable. The quorum necessary for the transaction of the business of the directors may be fixed by the directors, and unless so fixed, if there be more than two directors shall be two, and if there is only one director shall be one. An action that may be taken by the directors at a meeting may also be taken by a resolution of directors consented to in writing by all of the directors.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of new shares under either Cayman Islands law or our Fourth Amended and Restated Memorandum and Articles of Association.

Transfer of ordinary shares

Subject to the restrictions in our Fourth Amended and Restated Memorandum and Articles of Association and applicable securities laws, any of our shareholders may transfer all or any of his or her Class A Ordinary Shares and Class B Ordinary Shares by written instrument of transfer signed by the transferor and containing the name of the transferee. Our board of directors may resolve by resolution to refuse or decline the registration of the transfer of any Class A Ordinary Share or Class B Ordinary Share without giving any reason.

Winding up

If we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the paid-up capital at the commencement of the winding up, the excess shall be distributable among those shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively. If we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively. If we are wound up, the liquidator may with the sanction of a special resolution and any other sanction required by the Companies Act, divide among our shareholders in specie or kind the whole or any part of our assets (whether they shall consist of property of the same kind or not), and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

The liquidator may with the like sanction also vest the whole or any part of these assets in trusts for the benefit of the shareholders as the liquidator shall, with the like sanction, think fit, but so that no shareholder will be compelled to accept any shares or other securities upon which there is a liability.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares and Class B Ordinary Shares in a notice served to such shareholders at least one month prior to the specified time of payment. The Class A Ordinary Shares and Class B Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

Subject to the provisions of our Fourth Amended and Restated Memorandum and Articles of Association, we may issue shares on terms that such shares are subject to redemption, at our option, on such terms and in such manner as may be determined, before the issue of such shares, by our board of directors or by a special resolution of our shareholders. The Companies Act and our Fourth Amended and Restated Memorandum and Articles of Association permit us to purchase our own shares, subject to certain restrictions and requirements. Subject to the Companies Act, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the Nasdaq, the U.S. Securities and Exchange Commission, or by any other recognized stock exchange on which our securities are listed, we may purchase our own shares (including any redeemable shares) on such terms and in such manner as have been approved by the directors or by an ordinary resolution of our shareholders. Under the Companies Act, the repurchase of any share may be paid out of our Company’s profits, or out of the share premium account, or out of the proceeds of a fresh issue of shares made for the purpose of such repurchase, or out of capital. If the repurchase proceeds are paid out of our Company’s capital, our Company must, immediately following such payment, be able to pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act, no such share may be repurchased (1) unless it is fully paid up, and (2) if such repurchase would result in there being no shares outstanding other than shares held as treasury shares. The repurchase of shares may be effected in such manner and upon such terms as may be authorized by or pursuant to the Company’s articles of association. If the articles do not authorize the manner and terms of the purchase, a company shall not repurchase any of its own shares unless the manner and terms of purchase have first been authorized by a resolution of the company. In addition, under the Companies Act and our Fourth Amended and Restated Memorandum and Articles of Association, our Company may accept the surrender of any fully paid share for no consideration unless, as a result of the surrender, the surrender would result in there being no shares outstanding (other than shares held as treasury shares).

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the rights attached to any class of our shares may (unless otherwise provided by the terms of issue of the shares of that class) be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed by at least a two-thirds majority of holders of shares of that class as may be present in person or by proxy at a separate general meeting of the holders of shares of that class.

Inspection of books and records

Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have no general right under the Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our Fourth Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Fourth Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional ordinary shares

Our Fourth Amended and Restated Memorandum and Articles of Association authorizes our board of directors to issue additional Class A Ordinary Shares and Class B Ordinary Shares from authorized but unissued shares, to the extent available, from time to time as our board of directors shall determine.

Listing

We have our Class A Ordinary Shares listed on the Nasdaq Capital Market under the symbol “TOP”.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Ordinary Shares and Class B Ordinary Shares is Securities Transfer Corporation, 2901 N Dallas Parkway, Suite 380, Plano, Texas 75093.

PLAN OF DISTRIBUTION

Each Selling Shareholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Shareholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Shareholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the ordinary shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the ordinary shares by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

EXPENSES

The following table sets forth the aggregate expenses in connection with this offering, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	US$	130,004
Accounting fees and expenses	US$	5,000
Legal fees and expenses	US$	66,550
Miscellaneous expenses	US$	-
Total	US$	201,554

LEGAL MATTERS

The validity of the Class A Ordinary Shares registered hereunder and certain other legal matters as to Cayman Islands law will be passed upon for us by Harney Westwood & Riegels, our counsel as to Cayman Islands law. Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. Legal matters as to PRC law will be passed upon for us by Guangdong Wesley Law Firm. Legal matters as to Hong Kong law will be passed upon for us by Stevenson, Wong & Co. Ortoli Rosenstadt LLP may rely upon Guangdong Wesley Law Firm with respect to matters governed by PRC law, Stevenson, Wong & Co. with respect to matters governed by Hong Kong law and Harney Westwood & Riegels with respect to matters as to Cayman Islands law.

EXPERTS

The consolidated financial statements for the years ended March 31, 2026 and 2025, incorporated by reference in this prospectus have been so included in reliance on the report of YCM CPA INC., an independent registered public accounting firm, given their authority as experts in accounting and auditing. The office of YCM CPA INC. is located at 4482 Barranca Pkwy, Ste 239, Irvine, CA 92604.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-For Form 10-K, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealers, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the documents we file with, or furnish to, it, which means that we can disclose important information to you by referring you to these documents. The information that we incorporate by reference into this prospectus forms a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below:

●	our Annual Report on Form 10-K for the fiscal year ended March 31, 2026, filed with the SEC on July 7, 2026;

●	our Annual Report on Form 20-F for the fiscal year ended March 31, 2025, filed with the SEC on August 13, 2025;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 17, 2026;

●	the description of our Class A ordinary shares filed as Exhibit 4.1 to the Annual Report on Form 10-K for the fiscal year ended March 31, 2026, filed with the SEC on July 7, 2026; and

●	the Current Reports on Form 8-K filed with the SEC on July 13, 2026, July 20, 2026, July 23, 2026, July 31, 2026, August 4, 2026, September 4, 2026, September 21, 2026, and September 29, 2026.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, are available free of charge on our website https://top500.com/, and will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

TOP Financial Group Limited

4201 Main Street, Suite 200, Houston, Texas 77002

+1 (832)680-5068

ir@top500.com

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

Up to 98,179,613 Class A Ordinary Shares

TOP FINANCIAL GROUP LIMITED

PROSPECTUS

October 8, 2026